As filed with the Securities and Exchange Commission on September 6, 2013
Registration No. 333-187633

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO REGISTRATION STATEMENT ON FORM S-4
UNDER
THE SECURITIES ACT OF 1933

RENASANT CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other	(I.R.S. Employer
jurisdiction of incorporation	Identification No.)
or organization)

209 Troy Street
Tupelo, Mississippi 38804-4827
(662) 680-1001
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

MERCHANTS AND FARMERS BANK PROFIT AND SAVINGS PLAN
M&F LEGACY OPTION PLAN
(Full title of the plans)

E. ROBINSON McGRAW	Copy to:
President and Chief Executive Officer	JANE E. ARMSTRONG, ESQ.
Renasant Corporation	Phelps Dunbar LLP
209 Troy Street	365 Canal St. Suite 2000
Tupelo, Mississippi 38804-4827	New Orleans, Louisiana 70130
(662) 680-1001	(504) 584-9244
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Merchants and Farmers Bank Profit and Savings Plan	Common Stock, par value $5.00 per share	223,997	$25.40	$5,689,524	$776
M&F Legacy Option Plan	Common Stock, par value $5.00 per share	14,125	$25.40	$358,775	$49
	Total	238,122	$25.40	$6,048,299	$825

(1)
This Post-Effective Amendment No. 1 on Form S-8 (the "Registration Statement") also covers any additional shares of common stock which become issuable under the plans covered by this Registration Statement by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the plans, pursuant to Rule 416(a) of the Securities Act of 1933.

(2)
Calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 for the purpose of calculating the registration fee, based upon the average high and low prices of common shares of common shares as reported on the Nasdaq Global Select Market on August 30, 2013. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests that may be offered or sold under the Merchants and Farmers Bank Profit and Savings Plan.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Renasant Corporation (the “Registrant”) hereby amends its Registration Statement on Form S-4, Registration No. 333-187633, as amended by Pre-Effective Amendment No. 1 (the “Registration Statement”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”). The Registrant previously filed the Registration Statement in connection with that certain Agreement and Plan of Merger dated as of February 6, 2013 (the “Merger Agreement”) by and among the Registrant, Renasant Bank, First M&F Corporation (“First M&F”) and Merchants and Farmers Bank (“M&F Bank”), pursuant to which, effective as of September 1, 2013, First M&F and M&F Bank merged with and into the Registrant and Renasant Bank, respectively, and the separate existence of First M&F and M&F Bank ceased (the “Merger”).

In connection with the Merger, the Registrant assumed the Merchants and Farmers Bank Profit and Savings Plan, which plan permits the voluntary investment and reinvestment of account balances therein in the $5.00 par value per share common stock issued by First M&F (“M&F Stock”; the “M&F Savings Plan”). The Registrant has further assumed in connection with the Merger, the First M&F Stock Option Plan, as amended, and the First M&F Corporation 2005 Equity Incentive Plan, as amended, which plans are intended to provide for the grant and award of incentive compensation in the form of M&F Stock, such assumption evidenced by the Registrant’s adoption of the M&F Legacy Option Plan.
This Post-Effective Amendment covers an aggregate of 238,122 shares of the $5.00 par value per share common stock of the Registrant (“Common Stock”), originally registered on the Registration Statement, an aggregate of 223,997 of which may be issued under the M&F Savings Plan and an aggregate of 14,125 of which may be issued under the M&F Legacy Option Plan, such issuance to be made in accordance with the Merger Agreement. In addition, the M&F Savings Plan was amended to permit participants to purchase shares of the Registrant's Common Stock rather than M&F Stock. Accordingly, the Post-Effective Amendment also covers an indeterminate amount of interests that may be offered or sold under the M&F Savings Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* Item 1.    Plan Information.

* Item 2.    Registrant Information and Employee Plan Annual Information.

* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus for the M&F Savings Plan and the M&F Legacy Option Plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents it has filed with the Securities and Exchange Commission (the “Commission”):

(1)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 8, 2013;

(2)    The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 10, 2013, and for the quarter ended June 30, 2013, filed with the Commission on August 8, 2013;

(3)    The Registrant’s Current Reports on Form 8-K filed with the Commission on January 15, 2013, January 22, 2013, February 7, 2013 (two filings), February 11, 2013, February 12, 2013, April 23, 2013, April 26, 2013, May 8, 2013, June 11, 2013, June 26, 2013, July 16, 2013, August 16, 2013, and September 4, 2013;

(4)    The description of the Registrant’s Common Stock on Form 8-A, filed with the Commission on August 7, 1997, as amended and restated pursuant to the Form 8-A/A (Amendment No. 1) filed with the Commission on April 19, 2007; and

(5)     The financial statements of the Merchants and Farmers Bank Profit and Savings Plan, which appear in the Annual Report on Form 11-K filed for the fiscal year ended December 31, 2012, as filed by First M&F Corporation with the Commission on June 28, 2013.

In addition, all documents the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Registrant’s filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

The law firm of Phelps Dunbar LLP has furnished an opinion upon the validity of the securities being registered under this Registration Statement. Mr. William M. Beasley, a partner in Phelps Dunbar, is a director of the Company. Mr. Beasley beneficially owns 62,826 shares of Renasant Common Stock.

Item 6.        Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•
he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director in connection with:

•
a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA; or

•
any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•
the board of directors: (i) if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote, or (ii) if there are fewer than two qualified directors, by a vote necessary for action by the board in accordance with Section 79-4-8.24(c) of the MBCA in which authorization non-qualified directors may participate; or

•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

Renasant Bylaws

The Restated Bylaws of the Registrant contain indemnification provisions that require the Registrant to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the bylaws is the same as that under the MBCA. Under the bylaws, the determination whether a director or officer met the required standard of conduct is made by the board of directors, special legal counsel, if there are fewer than two disinterested directors on the board of directors, or by the Registrant's shareholders. The advancement of expenses is also mandatory under the Registrant's bylaws, provided that the director or officer makes deliveries analogous to those required under the MBCA and such advancement is authorized as provided under the MBCA.

The Registrant also maintains an insurance policy insuring it and its directors and officers against certain liabilities.

Item 7.        Exemption from Registration Claimed.

Not Applicable

Item 8.            Exhibits.

Exhibit No.	Description of Exhibit
4.1	Articles of Incorporation of Renasant Corporation, as amended (filed as exhibit 3.1 to the Company's Form 10-Q filed with the Commission on May 9, 2005 and incorporated herein by reference.

4.2	Restated Bylaws of Renasant Corporation (filed as exhibit 4(ii) to the Company's Form 10-Q filed with the Commission on May 8, 2013 and incorporated herein by reference)

5.1	Opinion of Phelps Dunbar LLP

23.1	Consent of HORNE LLP

23.2	Consent of BKD, LLP

23.3	Consent of Phelps Dunbar LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney*

* Previously filed with Registration Statement No. 333-187633, on March 29, 2013

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 5th day of September, 2013.

RENASANT CORPORATION
By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Robinson McGraw	Chairman of the Board, Director,	September 5, 2013
E. Robinson McGraw	President, and Chief Executive Officer
(Principal Executive Officer)

*	Executive Vice President and	September 5, 2013
Kevin D. Chapman	Chief Financial Officer
(Principal Financial and
Accounting Officer)

*	Director	September 5, 2013
William M. Beasley

*	Director	September 5, 2013
George H. Booth, II

*	Director	September 5, 2013
Frank B. Brooks

*	Director	September 5, 2013
John M. Creekmore

*	Director	September 5, 2013
Albert J. Dale, III

Signature	Title	Date

*	Director	September 5, 2013
Jill V. Deer

*	Director	September 5, 2013
Marshall H. Dickerson

*	Director	September 5, 2013
John T. Foy

*	Executive Vice President	September 5, 2013
R. Rick Hart	and Director

*	Director	September 5, 2013
Richard L. Heyer, Jr.

*	Director	September 5, 2013
Neal A. Holland, Jr.

*	Director	September 5, 2013
Jack C. Johnson

*	Director	September 5, 2013
J. Niles McNeel

*	Director	September 5, 2013
Theodore S. Moll

*	Director	September 5, 2013
Michael D. Shmerling

*By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Attorney-in-fact
September 5, 2013